Exhibit 10.2

CARREKER CORPORATION

SENIOR EXECUTIVE

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective as of May 19, 2006, between Carreker Corporation, a Delaware corporation with its principal executive offices at 4055 Valley View Lane, Suite 1000, Dallas, Texas 75244 (the “Company”), and John D. Carreker, III (the “Executive”) who resides at 6648 Castle Pines Drive, Plano, Texas 75093.

W I T N E S S E T H:

WHEREAS, the Executive and the Company desire to define the terms of the employment of the Executive with the Company;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.                                       DEFINITIONS.

In addition to the words and terms elsewhere defined in this Agreement, the following words and terms as used herein shall have the following meanings, unless the context or use indicates a different meaning:

“Cause” means (a) any act by the Executive that is materially adverse to the best interests of the Company and which, if the subject of a criminal proceeding, could result in a criminal conviction for a felony or (b) the failure by the Executive to substantially perform his/her duties hereunder, which duties are within the control of the Executive (other than the failure resulting from the Executive’s incapacity due to physical or mental illness), provided, however, that the Executive shall not be deemed to be terminated for Cause under this subsection (b) unless and until (1) after the Executive receives written notice from the Company specifying with reasonable particularity the actions of Executive which constitute a violation of this subsection (b) and (2) within a period of 30 days after receipt of such notice (and during which the violation is within the control of the Executive), Executive fails to reasonably and prospectively cure such violation.

“Good Reason” means the occurrence of a Triggering Event (as defined below) and (A) without his/her prior concurrence, the Company materially diminishes the Executive’s r duties, assigns to the Executive duties inconsistent with his/her designated position, or reduces the Executive’s Base Salary or Targeted Bonus to an amount less than previously determined or established by the Chairman or Board of Directors, (B) the Company’s or any subsidiary’s requiring the Executive to perform services at any location outside the Dallas, Texas metropolitan area, other than reasonable business travel consistent with Executive’s current travel requirements or (C) any change in any Executive benefit plans or arrangements in effect on the date hereof in which the Executive participates (including without limitation any pension and retirement plan, savings and profit sharing plan, stock ownership or purchase plan, stock option plan, or life, medical or disability insurance plan), which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared to any other executive officer of the Company,

“Triggering Date” means the date of a Triggering Event.

“Triggering Event” means an event of a nature that would be required to be reported by the Company in response to Item 6(d) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; provided that, without limitation, such an event shall be deemed to have occurred if (a) any person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, or (b) there are serving as directors a majority of persons who were elected as members of the Board of Directors and were not nominated by management or the Board of Directors of the Company to serve on the Board of Directors of the Company, or (c) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 51% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company, excluding for purposes of such calculation shares of the voting securities of the Company owned by a party to such merger or consolidation or affiliates (within the meaning of the Exchange Act) of such party, as the same existed immediately prior to such merger or consolidation, or (d) a liquidation or dissolution of the Company, or (e) a sale of substantially all of the assets of the Company.

2.                                       EMPLOYMENT.

The Company hereby employs the Executive and the Executive hereby accepts employment on the terms and conditions set forth herein.

3.                                       TERM.

The term of this Agreement shall commence on the date of execution hereof and may be terminated only in accordance with the provisions of Section 9 of this Agreement

4.                                       SALARY.

(a)           For all services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary as established each fiscal year by the Chairman or Board of Directors (“Base Salary”) which Base Salary shall at no time be less than the amount in effect at the date of this Agreement payable in accordance with the Company’s customary payroll practices.

(b)           The Executive shall be entitled to participate in any employee bonus plan or arrangement made available by the Chairman or Board of Directors in the future to its executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement (“Targeted Bonus”).

(c)           The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement (collectively referred to as “Benefits”) made available by the Company in the future to its executive officers and key management personnel, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Subsection 4(a) and 4(b).

5.                                       POSITION.

The Executive shall be engaged in an executive capacity as a senior officer of the Company.  The Employee will serve on the executive/management committee of the Company that sets policy and strategy for, and directs and manages the implementation and execution of, the business of, the Company and its affiliates.  The precise services of the Executive may be extended or curtailed from time to time at the direction of the Chairman or the Board of Directors of the Company, provided that the Executive’s authority, duties and responsibilities shall be at least commensurate in all material respects with those provided for herein and exercised by Executive at the date of this Agreement.

6.                                       DUTIES.

During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate (with the approval of the Chairman and Board of Directors), civic or charitable boards or committees, and (B) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement or create a conflict of interest.

7.                                       DISABILITY.

If the Executive is unable to perform his/her services by reason of illness or incapacity for a continuous period in excess of six months, unless otherwise required by the provisions of Sections 10 or 25 of this Agreement, compensation otherwise payable by the Company shall cease and any future payments to the Executive shall be subject to the terms and provisions of long-term disability insurance coverage, if any, maintained by the Company.  Notwithstanding anything herein to the contrary, the Chairman or Board of Directors of the Company may terminate the Executive’s employment with the Company under this Agreement at any time after the Executive shall be absent from his/her employment, for whatever reason, for a continuous period of more than six months, and, except for any obligations of the Company under Sections 10, 24, and 27 of this Agreement, all other obligations of the Company hereunder shall cease upon such termination.

8.                                       COMPENSATION AFTER DEATH.

If the Executive dies during the term of his/her employment, the Company shall pay to such person as the Executive shall designate in a notice filed with the Company, or, if no such person shall be designated, to his/her estate as a lump sum death benefit, all earned and unpaid base salary, prorated bonuses (if any) for that portion of the year of his/her death during which he worked, other bonuses (if any) accrued and payable, and accrued benefits, all as of the date of his/her death, in addition to any payments the Executive’s spouse, beneficiaries, or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy which may be maintained by the Company, and such payments shall fully discharge the Company’s obligations hereunder.

9.                                       TERMINATION.

9.1                                 Termination Prior to the Triggering Date.

(a)           Upon 60 days’ prior written notice to the Executive and prior to the Triggering Date, the Company may terminate the Executive’s employment with the Company under this Agreement with or without Cause.

(b)           Prior to the Triggering Date, the Executive may terminate his/her employment with the Company under this Agreement by giving 60 days’ prior written notice of his/her desire to the Chairman or Board of Directors of the Company.  The Executive will continue to receive his/her Base Salary and Benefits through the date of termination with no liability on the part of the Company for further payments to the Executive unless Executive terminates his/her employment pursuant to Section 9.1(d)(ii), at which time Sections 9.1(d) and (e) shall apply.

(c)           Executive agrees to continue in employment with the Company through August 15, 2006.    Provided that the Executive continues his employment through August 15, 2006, the Company shall pay the Executive, upon Executive’s termination of his employment prior to any Triggering Date, severance payments in an amount equal to the Executive’s annualized Base Salary in effect at the time of such termination (“Annual Base Salary”), payable in installments over a period of 12 months. After a Triggering Date, this subsection 9(c) shall have no further force and effect.  Notwithstanding subsection (b) above, any termination by Executive under this subsection (c) shall require 30 days notice by Executive.

(d)           In the event that (i) the Company terminates the Executive’s employment for any reason other than for Cause and at a time when Executive is not eligible to receive benefits under the Company’s Long Term Disability Plan; or (ii) the Executive terminates his/her employment as a result of any of the following reasons: (A) without the Executive’s consent the Company materially diminishes the Executive’s duties, assigns to the Executive duties materially inconsistent with his/her designated position, or reduces the Executive’s Base Salary or Targeted Bonus to an amount less than previously determined or established by the Chairman or Board of Directors, (B) the Company’s requiring the Executive to perform services at any location outside the Dallas, Texas metropolitan area, other than reasonable business travel or (C) the Company breached any of its material obligations under this Agreement and such breach is not cured within 30 days after written notice thereof by the Executive; then the Company shall pay the Executive severance payments in an amount equal to the sum of the (x) Executive’s Annual Base Salary, and (y) an amount equal to the maximum amount of Targeted Bonus that could have been payable to Executive under the bonus plan not to exceed fifty percent (50%) of Annual Base Salary in effect for the fiscal year during which notice of such termination occurs (“Bonus”) (provided, however, that if the basis for Executive’s termination is the reduction in his/her Base Salary, the severance pay shall be based on the Base Salary in effect prior to such reduction).  The severance payments shall be made in installments over a period of 12 months.  Notwithstanding the foregoing, if the Executive terminates his/her employment pursuant to clause (ii) above, he shall be entitled to the severance payments provided for in this paragraph only if he gives written notice to the Company of his/her termination of employment within 30 days after the occurrence of the event or events specified in clause (ii) on which he bases his/her termination and such notice specifies such event or events.

(e)           The severance payments provided for in this Section 9.1 shall be in lieu of all severance payments or benefits to which the Executive might otherwise be entitled under Company severance policies from time to time in effect, except for (i) accrued and unpaid Base Salary to the date of termination, and (ii) any bonus or other compensation due with respect to periods completed as of the date of termination.  Nothing contained in the foregoing shall be construed so as to affect the Executive’s rights or the Company’s obligations relating to agreements or benefits that are unrelated to termination of employment.

(f)            In the event that the Company terminates the Executive’s employment for Cause, the Company will have no liability on its part for further payments after the termination date to the Executive.

(g)           In voting upon such termination described in Subsections 9.1(a) or (b), if the Executive is also a member of the Board of Directors of the Company, then he may not vote on such termination, and the total number of members of the Board of Directors will be reduced by one for purposes of voting on such termination.

9.2                                 Termination After the Triggering Date.

(a)           On or after the Triggering Date and irrespective of whether or not the Executive has given notice of termination of employment pursuant to Section 9.2(c), the Company may terminate the Executive’s employment with the Company under this Agreement with no liability on its part for further payments to the Executive only for Cause, subject to the provisions of Sections 25 and 28 hereof,.

(b)           On or after the Triggering Date and irrespective of whether or not the Executive has given notice of termination of employment pursuant to Section 9.2(c), if the Executive’s employment with the Company is terminated without Cause or if Executive terminates his/her employment with the Company for Good Reason, the Executive will continue to accrue and receive his/her base salary and Benefits through the date of termination and will be entitled to receive the benefits provided for under Section 10 hereof.

(c)           On or after the Triggering Date, the Executive may, in his/her sole and absolute discretion and without any prior approval by the Board of Directors of the Company, and upon 60 days prior written notice to the Company, terminate his/her employment with the Company under this Agreement for any reason whatsoever. If the Executive’s employment with the Company under this Agreement is terminated pursuant to this Subsection 9.2(c) and subject in all respects to the provisions of Section 9.2(a) and (b), the Executive will continue to accrue and receive his/her base salary and Benefits through the date of termination.  No termination of the Executive’s employment with the Company pursuant to Subsections 9.2(b) or (c) shall in any way terminate the Company’s obligations under Sections 25 and 28 of this Agreement.

10.                                 COMPENSATION AFTER CERTAIN TERMINATIONS.

If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason at any time on or within two years after the Triggering Date, unless termination is a result of  (a)  the Executive having reached the age of 65, or (b) the Executive’s death, then, within five days after the date of such termination, the Company shall pay the Executive a lump sum amount in cash equal to two (2) times the sum of the (x) Executive’s Annual Base Salary and (y) Bonus.

11.                                 TRANSFER OF ASSETS TO IRREVOCABLE TRUST.

On the Triggering Date or as soon thereafter as the Company knows of the occurrence of a Triggering Event, the Company shall transfer cash to an irrevocable trust in an amount no less than the total amount which would be payable to the Executive pursuant to Section 10 of this Agreement as if the Executive’s employment terminated on the Triggering Date.

12.                                 MITIGATION.

The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of Executive’s employment with the Company, or otherwise.

13.                                 NON-COMPETE AND CONFIDENTIAL INFORMATION.

13.1.                        Covenant Not to Compete.

(i)  Compliance with the provisions of this Section 13 is an express condition of the Executive’s right to receive payments, vesting, and benefits hereunder. The Executive acknowledges and recognizes the confidential information and records provided by the Company, the benefits provided hereunder, and the professional training and experience he will receive from and the contacts he will be provided by the Company, as well as the highly competitive nature of the Company’s business, and in consideration of all of the above, agrees that during the period beginning on the effective date of the Executive’s termination of employment with the Company (the “Date of Termination”) and ending twelve (12) months thereafter (the “Covered Time”), the Executive will not directly or indirectly, individually or as an employee, partner, officer, director, or stockholder (other than as the holder of less than 2% of the outstanding stock of a publicly-traded corporation) (a) solicit from or perform for any client of the Company any services which are directly competitive with any of the services which the Company  performs or solicits or (b) sell, license or lease any products or services to any client of the Company which are directly competitive with any products or services which the Company sells, licenses, or leases.  Notwithstanding the foregoing, Executive may accept employment as a full time employee with a client or (y) a company which provides products or services that are directly competitive only with the Company’s Carretek LLC subsidiary, upon termination of employment with the Company.  The Company will furnish to Executive, promptly after termination, a list of clients as if the date of Executive’s termination for purposes of establishing the definition of “client of the Company” under this Section 13.1

(ii)  The Executive agrees that during the term of this Agreement (including any extensions thereof) and for the twenty-four (24) months thereafter, he shall not (i) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants, or representatives of the Company or affiliates of the Company to leave any of such entities; or (ii) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of the Company or affiliates of the Company to become employees, agents, representatives or consultants of any other person or entity.

(iii)  The Executive understands that the provisions of Sections 13(a)(i) and (ii) may limit his ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that the restrictions and limitations thereof are reasonable in scope, area, and duration, are reasonably necessary to protect the goodwill and business interests of the Company, and that the consideration provided under this Agreement is sufficient to justify the restrictions contained in such provisions. Accordingly, in consideration thereof and in light of the Executive’s education, skills and abilities, the Executive agrees that he will not assert that, and it should not be considered that, such provisions are either unreasonable in scope, area, or duration, or will prevent him from earning a living, or otherwise are void, voidable, or unenforceable or should be voided or held unenforceable.

13.2.                        Enforcement.

(i)            The parties hereto agree and acknowledge that the covenants and agreements contained herein are reasonable in scope, area, and duration and necessary to protect the reasonable competitive business interests of the Company, including, without limitation, the value of the proprietary information and goodwill of the Company.

(ii)           The Executive agrees that the covenants and undertakings contained in Section 13 of this Agreement relate to matters which are of a special, unique and extraordinary character and that the Company cannot be reasonably or adequately compensated in damages in an action at law in the event the Executive breaches any of these covenants or undertakings. Therefore, the Executive agrees that the Company shall be entitled, as a matter of course, without the need to prove irreparable injury, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by the Executive and such other persons as the court shall order. The Executive agrees to pay costs and legal fees incurred by the Company in obtaining such injunction.

(iii)          Rights and remedies provided for in this Section 13(b) are cumulative and shall be in addition to rights and remedies otherwise available to the parties under any other agreement or applicable law.

(iv)          In the event that any provision of this Agreement shall to any extent be held invalid, unreasonable or unenforceable in any circumstances, the parties hereto agree that the remainder of this Agreement and the application of such provision of this Agreement to other circumstances shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitrator making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law, and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitrator determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent unenforceable, the parties hereto agree that such covenants will second, in the greatest geographical area that would not render them unenforceable.

(v)           In the event of the Executive’s breach of this Section 13, in addition to all other rights the Company may have hereunder or in law or in equity, all payments and benefits hereunder shall cease; all options, stock, and other securities granted by the Company, including stock obtained through prior exercise of options, within the 12 month period prior to Executive’s termination shall be immediately forfeited (whether or not vested), and the original purchase price, if any, shall be returned to the Executive; and all profits received through exercise of options or sale of stock and all previous payments and benefits made or provided hereunder within the 12 month period prior to Executive’s termination shall be promptly returned and repaid to the Company..

13.3.        Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 13(c) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

14.           ENTIRE AGREEMENT.

This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements, and understandings relating to such subject matter, and may be modified or amended only by an instrument in writing signed by the parties hereto.

15.           LAW TO GOVERN.

This Agreement is executed and delivered in the State of Texas and shall be governed, construed, and enforced in accordance with the laws of the State of Texas.

16.           ASSIGNMENT.

This Agreement is personal to the parties, and neither this Agreement nor any interest herein may be assigned (other than by will or by the laws of descent and distribution) without the prior written consent of the parties hereto nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy, or other legal process of any kind against the Executive or any of his/her beneficiaries or any other person.  Notwithstanding the foregoing, but subject to satisfaction of the Company’s obligation to fund the Irrevocable Trust as provided in Section 11, the Company shall be permitted to assign this Agreement to any corporation or other business entity succeeding to substantially all of the business and assets of the Company by merger, consolidation, sale of assets, or otherwise, but only if by written agreement the Company’s successor assumes in full all of the Company’s obligations under this Agreement.  From and after assignment of this Agreement by the Company in accordance with the foregoing provisions, a Triggering Event shall be deemed to have occurred.  Failure by the Company to obtain such assumption prior to the effectiveness of such succession shall be a breach of this Agreement and shall entitle the Executive to immediately receive compensation under this Agreement from the Company and from the Company’s successor in the same aggregate amount and on the same terms as he would be entitled to hereunder if he had voluntarily terminated his/her employment with the Company for Good Reason after the Triggering Date, and, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Triggering Date.

17.           BINDING AGREEMENT.

Subject to the provisions of Section 16 of this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Company and the Executive and their respective representatives, successors, and assigns.

18.           REFERENCES AND GENDER.

All references to “Sections” and “Subsections” contained herein are, unless specifically indicated otherwise, references to sections and subsections of this Agreement.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

19.           WAIVER.

No waiver of any right under this Agreement shall be deemed effective unless the same is set forth in writing and signed by the party giving such waiver, and no waiver of any right shall be deemed to be a waiver of any such right in the future.

20.           DISPUTE RESOLUTION.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled solely and exclusively by arbitration in accordance with the National

Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), as modified herein (the “Rules”).  Disputes will be heard and determined by a sole neutral arbitrator who is a Texas licensed employment lawyer appointed in accordance with the Rules.  The place of arbitration shall be Dallas, Texas.

To the extent permitted by law, judgment upon any award of the arbitrator shall be final, binding and conclusive and may be entered upon the motion of either party in any court having jurisdiction thereof or having jurisdiction over one or more of the parties or their assets.  The award of the arbitrators may grant any relief that might be granted by a court of competent jurisdiction.  Either party, before or during any arbitration, may apply to a court of competent jurisdiction for equitable relief where such relief is necessary to protect its interests pending completion of the arbitration.

21.           NOTICES.

Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and will be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties at the respective addresses set forth herein, or at such other addresses as may have theretofore been specified by written notice delivered in accordance herewith.

22.           OTHER INSTRUMENTS.

The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the terms of this Agreement.

23.           HEADINGS.

The headings used in this Agreement are used for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

24.           INVALID PROVISION.

Any clause, sentence, provision, section, subsection, or paragraph of this Agreement held by a court of competent jurisdiction to be invalid, illegal, or ineffective shall not impair, invalidate, or nullify the remainder of this Agreement, but the effect thereof shall be confined to the clause, sentence, provision, section, subsection, or paragraph so held to be invalid, illegal, or ineffective.

25.           RIGHTS UNDER PLANS AND PROGRAMS.

Anything in this Agreement to the contrary notwithstanding, no provision of this Agreement is intended, nor shall it be construed, to reduce or in any way restrict any benefit to which the Executive may be entitled under any agreement, plan, arrangement, or program providing benefits for the Executive.

26.           MULTIPLE COPIES.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.  The terms of this Agreement shall become binding upon each party from and after the time that he or it executed a copy hereof.  In like manner, from and after the time that any party executes a consent or other document, such consent or other document shall be binding upon such parties.

27.           WITHHOLDING OF TAXES.

The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or government regulation or ruling.

28.           LEGAL FEES AND EXPENSES.

The Company shall pay and be responsible for all legal fees and expenses which the Executive may incur as a result of the Company’s failure to perform under this Agreement or as a result of the Company or any successor contesting the validity or enforceability of this Agreement.

29.           SET OFF OR COUNTERCLAIM.

Except with respect to any claim against or debt or other obligation of the Executive properly recorded on the books and records of the Company prior to the Triggering Date, there shall be no right of set off or counterclaim against, or delay in, any payment by the Company to the Executive or his/her beneficiaries provided for in this Agreement in respect of any claim against or debt or other obligation of the Executive, whether arising hereunder or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

CARREKER CORPORATION

By:
J. D. Carreker, Jr.
Chairman of the Board and
Chief Executive Officer

John D. Carreker, III